Exhibit 3.1

Certificate of Designation

of

Powers, Preferences, Rights, Qualifications,

Limitations and Restrictions

of

Series AA Convertible Preferred Stock

of

Knology, Inc.

Knology, Inc, a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law, the Board of Directors duly approved and adopted the following resolution, which remains in full force and effect on the date hereof:

RESOLVED, that pursuant to authority vested in the Board of Directors by its Amended and Restated Certificate of Incorporation, the Corporation shall have a series of Preferred Stock, consisting of Three Million (3,000,000) shares with a par value of $.01 per share, which shall be designated Series AA Convertible Preferred Stock (the “Series AA Preferred Stock”) having the designations and powers, preferences and relative participating, optional or other rights, and qualifications, limitations or other restrictions, as follows:

1. Ranking. The Series AA Preferred Stock shall rank senior to the Corporation’s Common Stock, $.01 par value per share (the “Common Stock”), and to each other class of the Corporation’s equity securities that is not by its terms expressly senior to, or pari passu with, the Series AA Preferred Stock (collectively with the Common Stock, “Junior Securities”).

2. Dividend Provisions.

(a) Dividends on the shares of Series AA Preferred Stock shall be cumulative and will accrue, whether or not declared, from the date of issuance until redemption, conversion or payment on liquidation on a daily basis at an annual rate of 8.0% of the sum of (x) $10.00 per share (as appropriately adjusted to reflect any stock dividends, combinations, splits, recapitalizations and similar transactions affecting the number of outstanding shares of Series AA Preferred Stock, the “Original Series AA Issue Price”), plus (y) all accumulated dividends thereon. Accrued but unpaid dividends on the Series AA Preferred Stock shall accumulate on each Dividend Payment Date (as defined below).

(b) Dividends on the shares of Series AA Preferred Stock shall be payable, when, as and if declared by the Board of Directors, quarterly in arrears on the last business day of each calendar quarter (the “Dividend Payment Date”); provided, however, that the first dividend period shall begin on the date of issuance of the Series AA Preferred Stock and end on the day immediately preceding the first Dividend Payment Date thereafter, and each subsequent dividend period shall begin on the last Dividend Payment Date and end on the day immediately preceding the next Dividend Payment Date; provided further, that the Board of Directors shall have the right to declare a divided payable for a period less than a calendar quarter, and the Dividend Payment Date for such lesser period shall be the date declared by the Board of Directors and the subsequent dividend period shall begin on such Dividend Payment Date and end on the day immediately preceding the next scheduled Dividend Payment Date. Dividends shall be payable to the holders of Series AA Preferred Stock as they appear on the stockholder records of the Corporation as of the record date, which record date shall be established by the Board of Directors as the fifth (5th) business day prior to the related Dividend Payment Date or, with the consent of the holders of a majority of the outstanding shares of Series AA Preferred Stock, such other record date fixed by the Board of Directors that is not less than five (5) and not more than fifteen (15) days prior to the related Dividend Payment Date. The Corporation shall provide the holders of the Series AA Preferred Stock with at least five (5) Business Days’ prior written notice of each Dividend Payment Date setting forth the amount of dividends that will be paid on the upcoming Dividend Payment Date, the amount of all accrued dividends, if any, that will be outstanding following such Dividend Payment Date and the resulting Series AA Liquidation Value as of such Dividend Payment Date.

(c) Dividends declared by the Board of Directors shall be payable in cash, out of funds legally available therefor, or in additional shares of Series AA Preferred Stock. Dividends to be paid in cash shall be paid by check mailed to the respective addresses of the holders of Series AA Preferred Stock as shown on the stock record books of the Corporation or by wire transfer in immediately available funds to the accounts designated by the respective holders of Series AA Preferred Stock in written notices received by the Corporation at least five (5) Business Days prior to the Dividend Payment Date or by such other means as may be agreed to by the Corporation and any holder of Series AA Preferred Stock. Dividends to be paid in shares of Series AA Preferred Stock shall be issued in the name of the holders of Series AA Preferred Stock as shown on the stock record books of the Corporation and shall be mailed to the respective addresses of such holders of Series AA Preferred Stock as shown on the stock record books of the Corporation. The number of shares of Series AA Preferred Stock to be issued to any holder in payment of a dividend shall be determined by dividing the aggregate amount of the dividend payable to such holder on the Dividend Payment Date by the Series AA Liquidation Value (as defined below) as of such Dividend Payment Date (excluding any dividends accrued since the immediately preceding Dividend Payment Date).

(d) So long as any shares of Series AA Preferred Stock are outstanding, unless all accrued and unpaid dividends on the Series AA Preferred Stock shall have been declared and paid, no dividends or distributions shall be paid on any Junior Securities, other than dividends or distributions payable solely in Junior Securities and distributions of rights to purchase shares of Series AA Preferred Stock or equity securities ranking pari passu with the Series AA Preferred Stock upon a liquidation, dissolution or winding up of the Corporation (“Parity Stock”) to the holders of Common Stock in the Rights Reoffering or the Rights Offering described in the Series AA Preferred Stock Purchase Agreement, dated as of May 4, 2005 (the “Series AA Purchase Agreement”). Subject to the provisions of Sections 5(e) and 5(f), holders of the Series AA Preferred Stock, prior to and in preference of the holders of the Common Stock, shall be entitled to receive dividends and distributions of cash or other property (other than securities of the Company for which an adjustment is provided in Section 5), when, as and if declared by the Board of Directors, out of funds legally available therefor at the same amount as dividends and distributions declared with respect to the Common Stock treating each share of Series AA Preferred Stock as being equal to the number of shares of Common Stock into which each share of Series AA Preferred Stock is then convertible pursuant to Section 5; provided, that the holders of the Series AA Preferred Stock shall not be entitled to receive any rights to purchase shares of Series AA Preferred Stock or Parity Stock that are distributed to the holders of Common Stock in the Rights Reoffering or the Rights Offering described in the Series AA Purchase Agreement.

3. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series AA Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Junior Securities, an amount per share of Series AA Preferred Stock (the “Series AA Liquidation Value”) equal to the sum of (i) the Original Series AA Issue Price, plus (ii) all accrued but unpaid dividends on such share of Series AA Preferred Stock through the date of payment (whether or not such accrued but unpaid dividends have accumulated). If, upon the occurrence of any liquidation, dissolution or winding up of the Corporation, the assets and funds available for distribution to the holders of Series AA Preferred Stock shall be insufficient to permit payment to such holders of the full preferential amounts to which they are entitled, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series AA Preferred Stock and the holders of any series of Parity Stock in proportion to the preferential amounts each such holder is otherwise entitled to receive.

(b) For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to have occurred upon any of the following events: (A) (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) (other than, if the Corporation’s 12% Senior Notes due 2009 (the “Notes”) are still outstanding, one or more existing stockholders of the Corporation acting individually or in concert) of more than 50% of the total voting power of the outstanding voting stock of the Corporation, or (ii) the Corporation consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the voting stock of the Corporation outstanding immediately prior to such transaction is converted into or exchanged for voting stock (other than, so long as any Notes are still outstanding, “Redeemable Stock” (as defined in the Indenture)) of the surviving or transferee person constituting a majority of the outstanding shares of voting stock of such surviving or transferee person immediately after giving effect to such issuance or (y) the Series AA Preferred Stock remains outstanding; or (B) a sale of all or substantially all of the assets of the Corporation in a single transaction or series of related transactions; provided, that so long as the Notes are outstanding, no payment shall be made with respect to the Series AA Preferred Stock pursuant to this Section 3(b) until the Corporation repurchases the notes as are required to be repurchased pursuant to Section 4.10 and Section 4.11 of the Indenture, dated as of November 6, 2002, between the Corporation and Wilmington Trust Company, as trustee (as the same may be amended or supplemented from time to time, the “Indenture”) governing the terms of the Notes.

(c) In the event of a deemed liquidation, dissolution or winding up as described in Section 3(b) above, if the consideration received by the Corporation is other than cash, the value of such consideration will be the fair market value thereof. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or quotation system over the thirty (30) day period ending three (3) days prior to the consummation of the deemed liquidation, dissolution or winding up;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the consummation of the deemed liquidation, dissolution or winding up; and

(C) If there is no active public market, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors and evidenced by an appropriate resolution.

(ii) The valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be at an appropriate discount from the market value determined to reflect the approximate fair market value thereof, as reasonably determined in good faith by the Board of Directors and evidenced by an appropriate resolution.

4. Redemption Provisions.

(a) The Corporation shall have the right to redeem the outstanding Series AA Preferred Stock in whole or in part on one or more dates fixed by the Corporation occurring on or after December 31, 2011 (each an “Optional Redemption Date”) at a redemption price equal to then-current Series AA Liquidation Value. In the event that less than all outstanding shares of Series AA Preferred Stock are to be redeemed, such shares shall be redeemed from all holders of Series AA Preferred Stock on a pro rata basis. In case fewer than the total number of shares of Series AA Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within five (5) Business Days after surrender of the certificate representing the redeemed shares. The holders of the shares of Series AA Preferred Stock called for redemption shall have the right to convert their shares into Common Stock at any time prior to the close of business on the Optional Redemption Date.

(b) The Corporation shall offer to redeem all the outstanding shares of Series AA Preferred Stock on the earlier of December 31, 2011 or a Change in Control of the Corporation (such earlier date, the “Mandatory Redemption Date”) at a redemption price equal to the then-current Series AA Liquidation Value; provided, that so long as any Notes are outstanding, no payment shall be made with respect to the Series AA Preferred Stock upon a Change of Control pursuant to this Section 4(b) until the Corporation repurchases the Notes as are required to be repurchased pursuant to Section 4.10 and Section 4.11 of the Indenture. If the funds of the Corporation legally available for redemption of Series AA Preferred Stock on the Mandatory Redemption Date are insufficient to redeem all shares of Series AA Preferred Stock tendered for redemption by electing holders of Series AA Preferred Stock and all shares of any Parity Stock also required to be redeemed, those funds which are legally available shall be used to redeem the maximum possible number of such shares pro rata among the electing holders of Series AA Preferred Stock and such Parity Stock based upon the aggregate Series AA Liquidation Value and the aggregate liquidation value of such Parity Stock of such tendered shares. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series AA Preferred Stock, such funds shall immediately be applied to redeem the balance of such shares of Series AA Preferred Stock.

(c) The Corporation shall mail written notice of its election or offer of redemption to each record holder of Series AA Preferred Stock not more than 60 nor less than 30 days prior to each Optional Redemption Date or Mandatory Redemption Date, as the case may be, and, subject to this Section 4, shall be obligated on the applicable Redemption Date to pay to the holder of each share of Series AA Preferred Stock to be redeemed on such date (upon surrender by such holder of the certificate representing such share) an amount in cash equal to the then-current Series AA Liquidation Value. If the redemption notice shall have been duly given, and if on the applicable Redemption Date the entire redemption price of the Series AA Preferred Stock to be redeemed on such date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series AA Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series AA Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive payment of the Series AA Liquidation Value, without interest, upon surrender of their certificate or certificates therefor.

(d) For purposes of this Section 4, a “Change in Control” shall mean (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) (other than, if the Notes are still outstanding, one or more existing stockholders of the Corporation acting individually or in concert) of more than 50% of the total voting power of the outstanding voting stock of the Corporation; (ii) individuals who on the date of original issuance of the Series AA Preferred Stock constitute the Board of Directors of the Corporation (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the date of original issuance of the Series AA Preferred Stock or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iii) the Corporation consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of the Corporation outstanding immediately prior to such transaction is converted into or exchanged for voting stock (other than, so long as any Notes are still outstanding, “Redeemable Stock” (as defined in the Indenture)) of the surviving or transferee person constituting a majority of the outstanding shares of voting stock of such surviving or transferee person immediately after giving effect to such issuance.

5. Conversion. The holders of Series AA Preferred Stock shall have the following rights with respect to the conversion of Series AA Preferred Stock into shares of Common Stock:

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series AA Preferred Stock may, at the option of the holder, be converted at any time into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series AA Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series AA Conversion Rate then in effect (determined as provided in Section 5(b)) by the number of shares of Series AA Preferred Stock being converted. In the event of an optional conversion of Series AA Preferred Stock in connection with a public offering of Common Stock or a transaction described in Section 3(b), (x) such conversion may at the election of the holder be conditioned upon the consummation of such transaction, and (y) in such event, such conversion shall be deemed to have occurred immediately prior to the consummation of such transaction with the effect that the Common Stock issued in such conversion shall be treated on the same basis as all other outstanding shares of Common Stock in such transaction.

(b) Conversion Rate. The conversion rate in effect at any time for conversion of the Series AA Preferred Stock (the “Series AA Conversion Rate”) shall be the quotient obtained by dividing the then-current Series AA Liquidation Value by the Series AA Conversion Price calculated as provided in Section 5(c).

(c) Conversion Price. The conversion price for the Series AA Preferred Stock (the “Series AA Conversion Price”) shall initially be $2.00. Such initial Series AA Conversion Price shall be adjusted from time to time in accordance with this Section 5. If and whenever after the date of the first issuance of shares of Series AA Preferred Stock (the “Series AA Original Issue Date”) the Corporation issues or sells, or in accordance with this Section 5(c) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance, as defined in Section 7 below) for a consideration per share less than the Series AA Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Series AA Conversion Price shall be reduced to the amount determined by multiplying the Series AA Conversion Price in effect immediately prior to such issue or sale by the quotient of (a) the sum of (1) the number of shares of Common Stock Deemed Outstanding (as defined in Section 7 below) immediately prior to such issue or sale, plus (2) the number of shares of Common Stock that could have been purchased at the Series AA Conversion Price with the consideration, if any, received or deemed to have been received by the Corporation upon such issue or sale, divided by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; provided, however, that the Series AA Conversion Price shall not be reduced pursuant to this Section 5(c) to an amount below $1.70 (as appropriately adjusted for any stock dividend, stock split or similar transaction affecting the number of outstanding shares of Common Stock) unless and until approved in advance by a majority of the total votes cast on the proposal by holders of Common Stock. All references to the Series AA Conversion Price herein shall mean the Series AA Conversion Price as so adjusted. For purposes of determining the adjusted Series AA Conversion Price, the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options (as defined in Section 7 below) and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities (as defined in Section 7 below) issuable upon exercise of such Options, is equal to or less than the Series AA Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Series AA Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is equal to or less than the Series AA Conversion Price Stock in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Series AA Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which an adjustment of the Series AA Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Series AA Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time (other than changes in the Series AA Conversion Price resulting from the anti-dilution provisions of this Section 5), the Series AA Conversion Price in effect at the time of such change shall be immediately adjusted to the Series AA Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Series AA Conversion Price then in effect hereunder shall be adjusted immediately to the Series AA Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (before any discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash shall be determined in good faith by the Corporation (as evidenced by an appropriate resolution of the Corporation’s Board of Directors).

(vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(d) Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the Series AA Original Issue Date effects a subdivision of the outstanding Common Stock, the Series AA Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Series AA Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series AA Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Series AA Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series AA Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series AA Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series AA Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series AA Conversion Price shall be adjusted pursuant to this Section 5(e) to reflect the actual payment of such dividend or distribution.

(f) Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Series AA Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or rights to purchase shares of capital stock, in each such event provision shall be made so that the holders of the Series AA Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series AA Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series AA Preferred Stock or with respect to such other securities by their terms.

(g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series AA Original Issue Date, the Common Stock issuable upon the conversion of the Series AA Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger or consolidation provided for elsewhere in this Section 5), in any such event each holder of Series AA Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series AA Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

(h) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Series AA Original Issue Date, the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such transaction, provision shall be made so that the holders of the Series AA Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series AA Preferred Stock after such transaction to the end that the provisions of this Section 5 (including adjustment of the Series AA Conversion Price then in effect and the number of shares issuable upon conversion of the Series AA Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series AA Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series AA Preferred Stock, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series AA Preferred Stock at the holder’s address as shown in the Corporation’s books; provided, that, the applicable Series AA Conversion Price shall not be adjusted at such time if the amount of such adjustment would be an amount less than $0.01, but any such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more. Adjustments to the Series AA Conversion Price required herein shall be rounded up or down to the nearest hundredth of a cent. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series AA Conversion Price in effect before and after such adjustment, (3) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series AA Preferred Stock.

(j) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any transaction described in Section 3(b), any other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series AA Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such transaction is expected to become effective, and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such transaction.

(k) Automatic Conversion. Each share of Series AA Preferred Stock shall automatically be converted into shares of Common Stock based on the then-effective Series AA Conversion Rate, (x) at any time at the election of the holders of a majority of the outstanding Series AA Preferred Stock plus a majority of the shares of Series AA Preferred Stock held by the purchasers who are party to the Series AA Purchase Agreement and who continue to hold at least one-third of the shares of Series AA Preferred Stock purchased on the Series AA Original Issue Date and retained after the Rights Reoffering described in the Series AA Purchase Agreement (the “Required Holders”), or (y) the date on which the volume weighed average sales price of the Common Stock has exceeded $8.00 per share (as appropriately adjusted to reflect any stock dividends, combinations, splits, recapitalizations and similar transactions affecting the number of outstanding shares of Common Stock) for a period of 20 consecutive trading days, provided that the Common Stock continues to be either listed on a national securities exchange or traded in the NASDAQ National Market System.

(l) Mechanics of Conversion.

(i) Optional Conversion. Each holder of Series AA Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series AA Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series AA Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series AA Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(ii) Automatic Conversion. Upon the automatic conversion of the Series AA Preferred Stock pursuant to Section 5(k) above, the outstanding shares of Series AA Preferred Stock shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series AA Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series AA Preferred Stock at the office of the Corporation or any transfer agent for the Series AA Preferred Stock, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series AA Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. Until surrendered as provided above, each certificate formerly representing shares of Series AA Preferred Stock shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series AA Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series AA Preferred Stock by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Corporation’s Board of Directors) on the date of conversion.

6. Voting Rights. The Series AA Preferred Stock shall be entitled to vote (or take action by written consent) with the holders of Common Stock with respect to any matter upon which holders of Common Stock have the right to vote (or act by written consent) (other than the matters described in the proviso to the third sentence of Section 5(c) above). Each holder of Series AA Preferred Stock shall have the right to cast five (5) votes for each share of Series AA Preferred Stock held by such holder (as appropriately adjusted for any stock dividend, stock split or similar transaction affecting the number of outstanding shares of Common Stock) and shall be entitled to notice of all stockholder meetings in accordance with the bylaws of the Corporation. In addition, (i) the affirmative vote or written consent of the Required Holders shall be required in connection with any amendment, modification or waiver of any provision of the Certificate of Incorporation or Bylaws that alters the terms of the Series AA Preferred Stock or that otherwise materially and adversely affects any right, preference, privilege or voting power of the Series AA Preferred Stock (it being understood that increases in the amount of authorized Common Stock or Preferred Stock or the authorization, creation or issuance of any other series of Common Stock or Preferred Stock ranking junior to the Series AA Preferred Stock with respect to the payment of dividends, redemption rights and the distribution of assets upon liquidation shall not be deemed to “materially and adversely affect” such rights, preferences, privileges or voting powers), and (ii) the affirmative vote or written consent of the holders of a majority of the outstanding Series AA Preferred Stock and any other class or series of equity securities that has the right to vote on such matter and that is similarly adversely affected with respect to the payment of dividends (other than dividend rate), redemption rights and the distribution of assets upon liquidation, dissolution or winding up, voting together as a single class, shall be required for (x) the authorization or issuance of any additional shares of Series AA Preferred Stock (other than a Permitted Issuance) or any other equity securities ranking senior to or pari passu with the Series AA Preferred Stock (other than a Permitted Issuance), or (y) the redemption or repurchase for value of any Common Stock or other Junior Securities (other than redemptions or repurchases made (A) pursuant to the exercise of contractual repurchase rights as approved by the Board of Directors, (B) with surplus created by the issuance of Junior Securities, (C) to the extent that the purchase price is payable in other Junior Securities, (D) in connection with exercise of dissenters’ rights, or (E) pursuant to customary “cashless exercise” provisions attached to Options).

7. Certain Definitions.

“Common Stock Deemed Outstanding” means, at any given time, the sum of the number of shares of Common Stock actually outstanding at such time plus the number of shares of Common Stock deemed to have been issued pursuant to subparagraphs 5(c)(i) and 5(c)(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Permitted Issuance” means (i) any issuance of Common Stock upon conversion of shares of Series AA Preferred Stock or upon conversion of shares of Parity Stock issued pursuant to the Rights Offering described in the Series AA Purchase Agreement, (ii) any issuance of Common Stock pursuant to the exercise of warrants to purchase a total of 1,090,733 shares of Common Stock outstanding on the date hereof, (iii) any issuance of Reserved Employee Stock or Options to purchase Reserved Employee Stock, (iv) any issuance of warrants to purchase equity securities of the Corporation in connection with a commercial loan or leasing transaction approved by the Board of Directors, (iv) any issuance of equity securities for non-cash consideration to non-affiliates of the Corporation approved by the Board of Directors, (v) the issuance of any additional shares of Series AA Preferred Stock pursuant to the Rights Offering described in the Series AA Purchase Agreement, (vi) the issuance of any Parity Stock pursuant to the Rights Offering described in the Series AA Purchase Agreement, (vii) any distribution of rights to purchase shares of Series AA Preferred Stock or Parity Stock pursuant to the Rights Reoffering or the Rights Offering described in the Series AA Purchase Agreement, or (viii) the issuance of any additional shares of Series AA Preferred Stock pursuant to a dividend declared by the Board of Directors on the Series AA Preferred Stock.

“person” means an individual, partnership, corporation, firm, association, joint stock company, trust, joint venture, unincorporated organization, or governmental, quasi-governmental or regulatory authority (or any department, agency or political subdivision thereof), or any other legally recognized entity.

“Reserved Employee Stock” means shares of Common Stock representing up to 12.5% of the Common Stock (assuming conversion of all outstanding Convertible Securities and exercise of all outstanding Options) issuable to employees, directors or consultants of the Corporation and its Subsidiaries pursuant to plans adopted by the Board of Directors from time to time.

“Subsidiary” means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through one or more Subsidiaries.

8. Amendment and Waiver. No amendment, modification or waiver of any of the terms or provisions of the Series AA Preferred Stock shall be binding or effective without the prior written consent of the Required Holders, and no such change may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Required Holders or such merger or consolidation constitutes a deemed liquidation, dissolution or winding up under Section 3(b) hereof. Any amendment, modification or waiver of any of the terms or provisions of any series of the Series AA Preferred Stock to which the Required Holders’ consent, whether prospective or retroactively effective, shall be binding upon all holders of Series AA Preferred Stock.

9. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of the issuance and transfer of the Series AA Preferred Stock. Upon the surrender of any certificate representing Series AA Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

10. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series AA Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class and series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

11. Status of Redeemed or Converted Stock. In the event any shares of Series AA Preferred Stock shall be redeemed pursuant to Section 4 hereof or converted pursuant to Section 5 above, the shares so redeemed shall be canceled and shall not be reissued by the Corporation.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its President and Chief Executive Officer, Rodger L. Johnson, this 26th day of May, 2005.

KNOLOGY, INC.

/s/ Rodger L. Johnson

Rodger L. Johnson President